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                                                                    EXHIBIT 3.10



                          MINUTES OF A SPECIAL MEETING
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                            POWER EXPLORATION, INC.





         A special meeting of the Board Of Directors of the above-named Corporation was held 5020 Collinwood, Suite 201, Ft. Worth, Texas, on the 24th day of July, 1998, at 6:00 p.m.

         The following directors, being all of the directors of the Corporation who were appointed as of July 24 and constituting a quorum and present were M.O. Rife, III, Joe Bill Bennett, and Thomas Schliem, and Guy Pyron. Jack D. Gallacher was not present at the meeting.

         On motion duly made, seconded and unanimously adopted, M.O. Rife, II was chosen as Chairman of the meeting and Mark Zouvas was chosen as Secretary of the meeting.

         The Secretary noted that a Waiver of Notice of the meeting, is not necessary by virtue of the Directors signing these minutes.


         1. DIRECTORS.

         The Chairman noted that M.O. Rife, III, Joe Bill Bennett, and Thomas Schliem, Guy Pyron and Jack D. Gallacher having been appointed directors at the shareholders meeting held on July 24, 1998. The directors having indicated their willingness to act, would hold office until the next annual meeting of the shareholders, and until their successors shall have been elected and qualified, unless a special meeting of shareholders was sooner held for the purpose of electing directors. By signing these minutes the directors have accepted their appointment.

         2. ELECTION OF OFFICERS.

         The following persons were nominated as officers of the Corporation.

         Title                                        Name
         -----                                        ----






                  POWER EXPLORATION, INC. - Directors Minutes
                                 July 24, 1998
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         Title                                        Name
         Chief Executive Officer & President          Guy Pyron
         Chief Operating Officer & Vice President     Joe Bill Bennett

         Treasurer                                    Pattye Hill
         Secretary and Chief Financial Officer        Mark S. Zouvas


         3. CREATION OF THE EXECUTIVE COMMITTEE

         The following persons were nominated to the Executive Committee of the Corporation.

         Title                                        Name
         -----                                        ----

         Chief Executive Officer                      Guy Pyron
         Chief Operating Officer                      Joe Bill Bennett
         Chief Financial Officer                      Mark S. Zouvas


         The aforementioned executive committee is hereby empowered to conduct all aspects of the Company's business by majority, pursuant to section 12 of the Bylaws of Power Exploration, Inc. The members of this committee serve at the pleasure of the Board and, unless otherwise stated by law, the Certificates of Incorporation of the Corporation or the bylaws, shall be governed by the rules and regulations stated.

         The executive committee is hereby empowered to enter into contractual arrangements, debt covenants and to authorize the issuance of shares of common and preferred stock, warrants for the purchase of common and preferred stock and options to purchase common and preferred stock, by majority. The executive committee is charged with the safeguarding of the Company's assets and will maintain its fiduciary responsibility to its shareholders at all times.

         No further nominations being made, the Chairman declared the nominations were closed and the directors present proceeded to vote on the nominees. All of the directors present having voted and the votes counted, the Chairman announced that the aforesaid nominees had been duly elected






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                                 July 24, 1998
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to the offices set before their respective names by the affirmative vote of all the directors present to serve the ensuing year and until their respective successors are elected and shall qualify.












         There being no other further business to come before the meeting, upon motion duly made, the meeting adjourned.

         ADOPTED EFFECTIVE THIS 24TH DAY OF JULY, 1998.


                                             /s/ MARK S. ZOUVAS
                                             -------------------------
                                             Mark S. Zouvas, Secretary


         The foregoing minutes have been read and are approved by the undersigned, being all the directors of the above named Corporation.



/s/ M.O. RIFE
--------------------------
M.O. Rife, Director


/s/ JOE BILL BENNETT
--------------------------
Joe Bill Bennett, Director



--------------------------
Guy Pyron, Director



--------------------------
Thomas Schliem, Director



--------------------------
Jack D. Gallacher, Director




                  POWER EXPLORATION, INC. - Directors Minutes
                                 July 24, 1998
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